Exhibit 5.1

September 27, 2019

Westamerica Bancorporation 1108 Fifth Avenue San Rafael, California 94901
Re:	Post-Effective Amendment No. 1. to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Westamerica Bancorporation, a California corporation (the “Company”), in connection with the filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Amended Registration Statement”) under the rules (the “SEC Rules”) of the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration of 1,500,000 shares of the Company’s common stock, of which 485,898 shares of common stock (the “2019 Plan Shares”) are issuable under the Company’s 2019 Omnibus Equity Incentive Plan (“Plan”).

As counsel to the Company, we have reviewed the corporate proceedings taken by the Company’s shareholders and board of directors with respect to the authorization of the Plan and the issuance of the 2019 Plan Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company and of public officials as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

Subject to the foregoing, it is our opinion that the 2019 Plan Shares to be issued by the Company under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and its based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Westamerica Bancorporation

September 27, 2019

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Amended Registration Statement in accordance with the requirements of the SEC Rules under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP